JEFFERSON BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE QUARTER AND NINE MONTHS ENDED MARCH 31, 2013

Morristown, Tennessee -- (April 25, 2013) – Jefferson Bancshares, Inc.  (NASDAQ: JFBI), the holding company for Jefferson Federal Bank (the “Bank”), announced net income for the quarter ended March 31, 2013 of $386,000, or $0.06 per diluted share, compared to net income of $334,000, or $0.05 per diluted share, for the quarter ended March 31, 2012.   For the nine months ended March 31, 2013, the Company reported net income of $1.0 million, or $0.16 per diluted share, compared to a net loss of $4.3 million, or $0.69 per diluted share, for the nine months ended March 31, 2012.  The provision for loan losses was $800,000 for the nine months ended March 31, 2013 compared to $9.3 million for the comparable period in 2012.

Anderson L. Smith, President and Chief Executive Officer, commented, “We are pleased to report another quarter of profitability and continued improvement in asset quality trends. We have focused our efforts on improving asset quality and are pleased with the steady progress we have made in reducing the level of adversely classified assets. However, as with many financial institutions, historically low interest rates and the slow economic recovery continue to present an ongoing challenge for the Company.”

Net interest income decreased $199,000, or 4.7%, to $4.0 million for the quarter ended March 31, 2013 compared to $4.2 million for the same period in 2012.  The decrease in net interest income is primarily due to lower average balances on loans, partially offset by lower average balances and lower rates on deposits.  The net interest margin was 3.63% for the quarter ended March 31, 2013 compared to 3.60% for the same period in 2012.   For the nine months ended March 31, 2013, net interest income decreased $1.3 million, or 9.4%, to $12.3 million compared to $13.6 million for the nine months ended March 31, 2012, while the net interest margin decreased 12 basis points to 3.63% compared to 3.75% for the same period in 2012.

Noninterest income increased $74,000, or 14.6%, to $582,000 for the quarter ended March 31, 2013 compared to $508,000 for the same period in 2012 due primarily to an $89,000 increase in net gain on sale of other real estate owned (“OREO”).  For the nine months ended March 31, 2013, noninterest income decreased $70,000, or 4.1%, to $1.6 million compared to $1.7 million for the same period in 2012. The decrease was the result of a decline in service charges and fees totaling $61,000, an increase in net losses on sale of OREO totaling $41,000 and a decrease in gain on sale of investment securities totaling $27,000 more than offsetting an increase in mortgage origination fee income totaling $110,000.

Noninterest expense increased $101,000, or 2.7%, to $3.9 million for the quarter ended March 31, 2013 and decreased $1.1 million, or 8.9%, to $11.7 million for the nine months ended March 31, 2013 compared to the same periods in 2012.  Valuation adjustments and expenses on OREO decreased $145,000 and $1.5 million, respectively, for the three and nine month periods ended March 31, 2013 compared to the same periods in 2012.  Compensation expense increased $218,000 and $534,000, respectively, for the three and nine month periods ended March 31, 2013 due to increases in commissions, salary expense, bonus accruals, and health insurance costs.

At March 31, 2013, total assets were $506.0 million compared to $522.9 million at June 30, 2012.  Net loans decreased $10.9 million, or 3.4%, to $311.6 million at March 31, 2013, compared to $322.5 million at June 30, 2012, due primarily to reduced loan demand combined with normal paydowns on existing loans.  Reduced loan demand is primarily the result of continued economic weakness in the Bank’s market areas.

Total deposits decreased $18.5 million, or 4.4%, to $405.4 million at March 31, 2013 compared to $423.9 million at June 30, 2012.   Certificates of deposit decreased $19.6 million, or 11.5%, to $150.8 million while transaction accounts increased $1.1 million, to $254.6 million at March 31, 2013.  The average cost of interest-bearing deposits for the three month period ended March 31, 2013 was 0.41% compared to 0.71% for the corresponding period in 2012.   Certificates of deposit comprised 37.2% of total deposits at March 31, 2013 compared to 40.2% of total deposits at June 30, 2012.

The Bank continues to be well-capitalized under regulatory requirements. At March 31, 2013, the Bank's total risk-based, Tier 1 risk-based, and Tier 1 leverage capital ratios were 14.31%, 13.05%, and 9.04%, respectively, compared to 13.42%, 12.17%, and 8.23%, respectively, at June 30, 2012.  At March 31, 2013, the Company had 6,604,585 common shares outstanding with a book value of $8.11 per common share.

Nonperforming assets totaled $20.1 million, or 3.98% of total assets, at March 31, 2013, compared to $25.2 million, or 4.82% of total assets, at June 30, 2012.  Nonaccrual loans totaled $12.9 million at March 31, 2013 compared to $18.6 million at June 30, 2012. Nonaccrual loans with a current payment status represented approximately 82% of total nonaccrual loans at March 31, 2013.  Foreclosed real estate totaled $6.5 million at March 31, 2013 compared to $6.1 million at June 30, 2012.  Net charge-offs for the three months ended March 31, 2013 were $232,000, or 0.29% of average loans annualized, compared to $4.7 million, or 5.22% of average loans annualized, for the quarter ended March 31, 2012. The allowance for loan losses was $5.7 million, or 1.79% of total loans, at March 31, 2013 compared to $5.9 million, or 1.78% of total loans, at June 30, 2012 and $6.8 million, or 1.95% of total loans, at March 31, 2012.  The provision for loan losses totaled $200,000 for the quarter ended March 31, 2013, compared to $600,000 for the quarter ended March 31, 2012.

 Jefferson Bancshares, Inc. is the holding company for Jefferson Federal Bank, a Tennessee-chartered savings bank headquartered in Morristown, Tennessee.  Jefferson Federal Bank is a community oriented financial institution offering traditional financial services with offices in Hamblen, Knox, Washington and Sullivan Counties, Tennessee.  The Company’s stock is listed on the NASDAQ Global Market under the symbol “JFBI.”  More information about Jefferson Bancshares and Jefferson Federal Bank can be found at its website:  www.jeffersonfederal.com.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.”  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement.  Such factors include, but are not limited to:  prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.  The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contacts:

Jefferson Bancshares, Inc.
Anderson L. Smith, President and Chief Executive Officer 423-586-8421
Jane P. Hutton, Chief Financial Officer 423-586-8421

JEFFERSON BANCHSARES, INC.

	At	At
	March 31, 2013	June 30, 2012
	(Dollars in thousands)

Financial Condition Data:
Total assets	$506,014	$522,930
Loans receivable, net	311,628	322,499
Cash and cash equivalents, and
interest-bearing deposits	35,465	56,693
Investment securities	99,383	83,483
Deposits	405,361	423,882
Repurchase agreements	607	398
FHLB advances	37,644	37,863
Subordinated debentures	7,330	7,245
Stockholders' equity	$53,579	$52,629

	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012
	(Dollars in thousands, except per share data)		(Dollars in thousands, except per share data)

Operating Data:
Interest income	$4,781	$5,302	$14,681	$17,197
Interest expense	751	1,073	2,386	3,631
Net interest income	4,030	4,229	12,295	13,566
Provision for loan losses	200	600	800	9,273
Net interest income after
provision for loan losses	3,830	3,629	11,495	4,293
Noninterest income	582	508	1,619	1,689
Noninterest expense	3,873	3,772	11,740	12,887
Earnings before income taxes	539	365	1,374	(6,905)
Total income taxes	153	31	345	(2,614)
Net earnings	$386	$334	$1,029	$(4,291)

Share Data:
Earnings per share, basic	$0.06	$0.05	$0.16	$(0.69)
Earnings per share, diluted	$0.06	$0.05	$0.16	$(0.69)
Book value per common share	$8.11	$7.85	$8.11	$7.85
Weighted average shares:
Basic	6,292,214	6,261,939	6,271,036	6,237,203
Diluted	6,292,214	6,261,939	6,271,036	6,237,203

	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012
	(Dollars in thousands)		(Dollars in thousands)

Allowance for Loan Losses:
Allowance at beginning of period	$5,702	$10,880	$5,852	$8,181
Provision for loan losses	200	600	800	9,273
Recoveries	27	175	427	257
Charge-offs	(259)	(4,848)	(1,409)	(10,904)
Net Charge-offs	(232)	(4,673)	(982)	(10,647)
Allowance at end of period	$5,670	$6,807	$5,670	$6,807

Net charge-offs to average outstanding
loans during the period, annualized	0.29%	5.22%	0.41%	3.82%

	At	At	At
	March 31, 2013	June 30, 2012	March 31, 2012
	(Dollars in thousands)

Nonperforming Assets:
Nonperforming loans	$12,937	$18,562	$18,468
Nonperforming investments	719	207	277
Real estate owned	6,489	6,075	7,823
Other nonperforming assets	-	348	147

Total nonperforming assets	$20,145	$25,192	$26,715

	Nine Months Ended	Year Ended	Nine Months Ended
	March 31, 2013	June 30, 2012	March 31, 2012

Performance Ratios:
Return on average assets	0.27%	(0.74%)	(1.05%)
Return on average equity	2.56%	(7.37%)	(10.44%)
Interest rate spread	3.54%	3.60%	3.62%
Net interest margin	3.63%	3.72%	3.74%
Efficiency ratio	84.45%	83.38%	84.69%
Average interest-earning assets to
average interest-bearing liabilities	112.66%	111.99%	111.99%

Asset Quality Ratios:
Allowance for loan losses as a
percent of total loans	1.79%	1.78%	1.95%
Allowance for loan losses as a
percent of nonperforming loans	43.83%	31.53%	36.86%
Nonperforming loans as a percent
of total loans	4.07%	5.65%	5.30%
Nonperforming assets as a percent
of total assets	3.98%	4.82%	5.00%